Filed pursuant to Rule 424(b)(3)
File No. 333-254586

PIMCO FLEXIBLE EMERGING MARKETS INCOME FUND

(the “Fund”)

Supplement dated January 29, 2025 to the Fund’s Statement of Additional Information (the “SAI”)

dated October 31, 2024, as supplemented from time to time

Effective as of January 29, 2025, the Fund’s portfolio is jointly and primarily managed by Pramol Dhawan, Michal Bar and Brian T. Holmes.

Accordingly, effective as of January 29, 2025, the following information is added to the table and accompanying footnotes in the subsection titled “Portfolio Managers—Other Accounts Managed” in the SAI, and corresponding changes are made to such table and accompanying footnotes:

	Total Number of Other Accounts	Total Assets of All Other Accounts (in $millions)	Number of Other Accounts Paying a Performance Fee	Total Assets of Other Accounts Paying a Performance Fee (in $millions)
Holmes(1)
Registered Investment Companies	0	$0.00	0	$0.00
Other Pooled Investment Vehicles	0	$0.00	0	$0.00
Other Accounts	0	$0.00	0	$0.00

(1)	Effective January 29, 2025, Mr. Holmes co-manages PIMCO Flexible Emerging Markets Income Fund (45 million). Information for Mr. Holmes is as of November 30, 2024.

In addition, effective as of January 29, 2025, the paragraph immediately preceding the above-mentioned table is deleted and replaced with the following:

Other Accounts Managed. The portfolio managers who are jointly and primarily responsible for the day-to-day management of the Fund also manage the other registered investment companies, other pooled investment vehicles and/or other accounts indicated below. The following table identifies, as of June 30, 2024 (except as noted below): (i) the number of other registered investment companies, pooled investment vehicles and other accounts managed by the portfolio managers (exclusive of the Fund); and (ii) the total assets of such other companies, vehicles and accounts, and the number and total assets of such companies, vehicles and accounts with respect to which the management fee is based on performance. Effective January 29, 2025, the Fund is jointly and primarily managed by Pramol Dhawan, Michal Bar and Brian T. Holmes.

In addition, effective as of January 29, 2025, the following information is added to the table in the subsection titled “Portfolio Managers—Securities Ownership” in the SAI, and corresponding changes are made to such table:

Portfolio Manager	Dollar Range of Equity Securities in the Fund
Brian T. Holmes[1]	None

[1]	Effective January 29, 2025, Mr. Holmes co-manages the PIMCO Flexible Emerging Markets Income Fund. Information for Mr. Holmes is as of November 30, 2024.

Investors Should Retain This Supplement for Future Reference

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